Exhibit 10.11

281 East Java Drive
Sunnyvale
California
94089
Ph 408.542.4800
Fax 408.541.0882
www.ehealthinsurance.com

August 24, 2000

Gary Lauer

Sheldon Wang

eHealthInsurance Services, Inc.

281 E. Java Drive

Sunnyvale, CA 94089

Re:	Terms of Employment

Dear Sheldon:

This letter serves to clarify the terms of your employment with eHealthInsurance Services, Inc. (the “Company”) and supplements your Offer Letter, dated July 26, 1999 (“Offer Letter”). Except as expressly provided this letter agreement, all terms of your Offer Letter shall remain in full force and effect.

In the event your employment is involuntary terminated without cause, you shall receive (i) the equivalent of your regular salary for a period of six (6) months from the date of your termination, and (2) the equivalent of your health insurance benefits with the Company for a period of six (6) months from the date of your termination. Customary payroll taxes and income tax withholdings will be deducted from the salary continuation payments.

Cause shall be defined as (i) any intentional misconduct, fraud, or bad faith on your part in the performance of your duties; (ii) conviction of, or the entry of a plea of guilty or no contest to, any felony; (iii) your continued demonstrable failure to perform any reasonable duties assigned to you by the Company, if such failure is not cured within ten (10) days after you receive written notice of such failure; or, (iv) your inability to perform the material duties of your position as a result of illness or injury, if you remain unable to perform such duties for a total often (10) consecutive weeks, as certified by a physician.

YOUR ULTIMATE RESOURCE FOR HEALTH INSURANCE

Sheldon Wang

August 24, 2000

The Company greatly appreciates your continued contribution.

Very truly yours,

eHealthInsurance Services, Inc.

/s/ Gary Lauer
Gary Lauer
Chief Executive Officer and President

Agreed and Accepted:

/s/ Sheldon Wang
Name:	Sheldon Wang

Date:	8/28/00

YOUR ULTIMATE RESOURCE FOR HEALTH INSURANCE